                                                                    Exhibit 10.2

                  TAX ALLOCATION AND INDEMNIFICATION AGREEMENT

     This TAX ALLOCATION AND INDEMNIFICATION AGREEMENT (this "Agreement") is dated as of [_______________], 2002, by and between IMPCO Technologies, Inc., a Delaware corporation ("IMPCO"), and Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation ("Quantum") (each, individually a "Party," and collectively, the "Parties").

     WHEREAS, IMPCO, acting directly and through its subsidiaries, currently conducts a number of businesses, including, without limitation, (i) the Gaseous Fuel Products Business (as defined in the Distribution Agreement), (ii) the Automotive OEM Business (as defined in the Distribution Agreement), and (iii) the International Business (as defined in the Distribution Agreement);

     WHEREAS, the Board of Directors of IMPCO has determined that it is appropriate, desirable and in the best interests of IMPCO and its businesses as well as of the holders of shares of common stock, par value $0.001 per share, of IMPCO (the "IMPCO Common Stock"), to restructure IMPCO to separate from IMPCO
            ------------------
the Automotive OEM Business and to cause such business to be owned and conducted, directly or indirectly, by Quantum;

     WHEREAS, in order to effect the separation, the Board of Directors of IMPCO has determined that it is appropriate, desirable and in the best interests of IMPCO and its businesses as well as of the holders of IMPCO Common Stock, for IMPCO to take certain steps to reorganize IMPCO's Subsidiaries (as defined herein) and businesses and upon the completion of such reorganization to distribute to the holders of the IMPCO Common Stock all the outstanding shares of common stock, par value $0.001 per share, of Quantum (the "Quantum Common
                                                              --------------
Shares") as set forth in that certain Contribution and Distribution Agreement
------
dated as of [____________], 2002 between IMPCO and Quantum (the "Distribution
                                                                 ------------
Agreement");
---------
     WHEREAS, as a result of the Distribution (as defined in the Distribution Agreement), the Quantum Group will not be included in the consolidated federal Income Tax Return of IMPCO for the portion of the year following the Distribution and in future years; and

     WHEREAS, IMPCO and Quantum desire to allocate the Tax (as defined herein) burdens and benefits of transactions which occurred on or prior to the Distribution Date (as defined herein) and to provide for certain other Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns (as defined herein), the payment of Taxes, and the prosecution and defense of any Tax controversies.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.1.  GENERAL.

     Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

     (a) "Award" means stock options issued to a single person that have the same date of grant and exercise price.

     (b) "Basic Research Payments" shall have the meaning set forth in Section 41(e)(2) of the Code.

     (c) "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

     (d) "Combined Returns" shall mean all state Income Tax Returns with respect to which IMPCO files on a combined or unitary basis with some or all of its Subsidiaries.

     (e) "Consolidated Returns" shall mean all consolidated federal Income Tax Returns of the affiliated group of which IMPCO is the common parent.

     (f) "Controlled Entity" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

     (g) "Crossover Option" shall have the meaning set forth in Section 5.3(b).

     (h) "Definitive Guidance" means temporary or final Treasury regulations, a Revenue Ruling, Revenue Procedure or Notice issued by the Internal Revenue Service or a final decision of the United States Tax Court.

     (i) "Distribution Agreement" shall have the meaning set forth in the recitals hereto.

     (j) "Final Determination" shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

     (k) "Foreign Taxes shall mean any Taxes imposed by a foreign Governmental Authority.

     (l) "Foreign Tax Return" means any Tax Return filed with a foreign Governmental Authority.

     (m) "Franchise Tax Returns" shall mean all franchise Tax Returns of the Pre-Distribution IMPCO Group or any member thereof.

     (n) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     (o) "Gross Receipts" shall have the meaning set forth in Section 41(c)(6) of the Code.

     (p) "Included Party" shall have the meaning as defined in Section 2.3.

     (q) "Income Tax Return" shall mean any Tax Return relating to Income Taxes.

     (r) "Income Taxes" shall mean any federal, state or local Taxes determined by reference to income or imposed in lieu of income Taxes, such as Taxes based on net worth or gross receipts.

     (s) "Indemnifying Party" shall have the meaning as defined in Section 3.4.

     (t) "Indemnitee" shall have the meaning as defined in Section 3.4.

     (u) "IMPCO" shall have the meaning set forth in the recitals hereto.

     (v) "IMPCO Business" shall mean each and every business conducted at any time by IMPCO or any Subsidiary of IMPCO prior to the Effective Time, excluding the Quantum Business.

     (w) "IMPCO Group" shall mean IMPCO and each person (other than any member of the Quantum Group) that is a Subsidiary of IMPCO immediately prior to the Effective Time.

     (x) "IMPCO Option" means an option to acquire stock of IMPCO.

     (y) "IMPCO Optionee" means a person who at the time of the exercise of a Replacement Option (i) is employed by or otherwise providing services to a member of the IMPCO Group, or (ii) is not employed by or otherwise providing services to a member of either the IMPCO Group or the Quantum Group but who previously was employed by or otherwise provided services to a member of the IMPCO Group and after the termination of such relationship did not become employed by or otherwise provide services to a member of the Quantum Group.

     (z) "Non-Combined Returns" shall mean all state and local Income Tax Returns (other than Combined Returns), of the Pre-Distribution IMPCO Group or any member thereof.

     (aa) "Nonperforming Party" shall have the meaning as defined in Section
6.2.

     (ab) "Other Taxes" shall mean all Taxes other than Taxes covered by a Consolidated Return, a Combined Return, a Non-Combined Return, a Franchise Tax Return or a Foreign Tax Return.

     (ac) "Partnership" shall mean any entity classified as a partnership for U.S. federal income tax purposes.

     (ad) "Party" or "Parties" shall have the meanings as defined in the recitals hereto.

     (ae) "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

     (af) "Pre-Distribution IMPCO Group" shall mean IMPCO and all of its Subsidiaries (direct and indirect, domestic and foreign) prior to the Distribution, including Quantum.

     (ag) "Preparing Party" shall have the meaning as defined in Section 2.3.

     (ah) "Restructuring" shall mean the series of contributions and distributions of Controlled Entities and assets, transfers and assumptions of liabilities, and other transactions whereby the IMPCO Group and the Quantum Group are formed and all other Controlled Entities of IMPCO prior to the Distribution are placed under the control of the appropriate parent corporation(s) in connection with the Distribution.

     (ai) "Qualified Research Expenses" shall have the meaning set forth in
Section 41(b) of the Code.

     (aj) "Quantum Assets" shall have the meaning set forth in the Distribution Agreement.

     (ak) "Quantum Business" shall have the meaning set forth in the Distribution Agreement.

     (al) "Quantum Group" shall mean Quantum and each business entity which is contemplated to remain or become a Subsidiary of Quantum under the Distribution Agreement, which shall include those identified on Schedule 1.1(vv)(i) to the
                                                   -------------------
Distribution Agreement.

     (am) "Quantum Option" means an option to acquire stock of Quantum.

     (an) "Quantum Optionee" means a person who at the time of the exercise of a Replacement Option (i) is employed by or otherwise providing services to a member of the Quantum Group, or (ii) is not employed by or otherwise providing services to a member of either the Quantum Group or the IMPCO Group but who previously was employed by or otherwise provided services to a member of the Quantum Group and after the termination of such relationship did not become employed by or otherwise provide services to a member of the IMPCO Group.

     (ao) "Replacement Option" means (i) an option to acquire stock of IMPCO or an option to acquire stock of Quantum which option was issued pursuant to
Article V of the Employee Matters Agreement or in connection with the Distribution, or (ii) an option that is issued in exchange for an option described in clause (i) or (ii) of this definition.

     (ap) "Research Credit" means the research credit determined under Section 41 of the Code.

     (aq) "Subsidiary" shall mean any entity of which another entity's ownership satisfies the 80-percent voting and value test defined in Section 1504(a)(2) of the Code, whether directly or indirectly.

     (ar) "Tax" or "Taxes" whether used in the form of a noun or adjective, shall mean taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any comparable provision of foreign, state or local law). Whenever the term "Tax" or "Taxes" is used (including, without limitation, regarding any duty to reimburse another Party for indemnified taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

     (as) "Tax Item" shall mean any item of income, capital gain, net operating loss, capital loss, deduction, credit or other Tax attribute relevant to the calculation of a Tax liability.

     (at) "Tax Matters Partner" shall mean the tax matters partner as defined in
Section 6231(a)(7) of the Code.

     (au) "Tax Returns" shall mean all reports or returns (including information returns) required to be filed or that may be filed for any period with any Governmental Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

     (av) "Transferred Business" shall have the meaning set forth in Section
4.4.

SECTION 1.2.  REFERENCES; INTERPRETATION.

     References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include," "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this

Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

                                   ARTICLE II
                      PREPARATION AND FILING OF TAX RETURNS

SECTION 2.1.  PREDISTRIBUTION TAX RETURNS.

     (a) Notwithstanding anything herein to the contrary, IMPCO shall prepare and file all Tax Returns due on or before the Distribution Date.

     (b) IMPCO shall prepare and file (i) all Consolidated Returns, Combined Returns, Non-Combined Returns, and Franchise Tax Returns that are not filed prior to the Distribution Date and (ii) any Tax Returns of any Partnership of which IMPCO or any Subsidiary is the Tax Matters Partner if a distributive share of Partnership income, gain loss or deduction is included in any such Tax Return.

     (c) All Tax Returns for Other Taxes for periods beginning prior to the Distribution Date shall be prepared and filed by Quantum if they relate to any Quantum Business, and otherwise, by IMPCO.

     (d) All Foreign Tax Returns that are required to be filed by or relating to any member of the Pre-Distribution IMPCO Group for periods beginning before the Distribution Date shall be prepared and filed by the entity that filed the corresponding Tax Return for the most recent period for which such a Tax Return has been filed, or, if no such corresponding Tax Return has been filed, by the appropriate entity in accordance with local law or custom.

SECTION 2.2.  POST-DISTRIBUTION TAX RETURNS.

     (a) The filing of all Tax Returns for periods beginning on or after the Distribution Date shall be the responsibility of IMPCO if they relate to the IMPCO Group or any member thereof and shall be the responsibility of Quantum if they relate to the Quantum Group or any member thereof.

     (b) In the case of any Partnership in which a member of the Pre-Distribution IMPCO Group is the designated Tax Matters Partner, such entity shall continue to be responsible for the preparation and filing of such Partnership's Tax Returns.

SECTION 2.3.  MANNER OF PREPARATION.

     (a) To the extent any Tax Return includes Taxes relating to a Party (or any of its Subsidiaries) other than the Party preparing such Tax Return (the "Preparing Party"), the Party not responsible for preparing the Tax Return (the "Included Party"), upon request by the Preparing Party, shall prepare and deliver to the Preparing Party, at least 60 days prior to the due date (including extensions) of such Tax Return, a true and correct accounting of all relevant Tax Items so requested relating to the Included Party (and any of its Subsidiaries) for the taxable period.

     (b) All Tax Returns filed on or after the Distribution Date shall be prepared on a basis that is consistent with the tax opinion obtained from Morrison & Foerster LLP in connection with the Distribution (in the absence of a controlling change in law or circumstances) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement. In the absence of a controlling change in law or circumstances and unless deviation from past practice would have no adverse effect on the other Party, all Tax Returns filed within three years after the Distribution Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed; provided, however, that a Party preparing any Tax Return that does not conform to such past practices shall not be liable for any additional Tax liability imposed on the other Party, in whole or in part, as a result of such deviation from past practice if: (i) 30 days prior to the filing of such Tax Return, the Party preparing such Tax Return notifies the other Party if such other Party may be adversely affected; and (ii) the Party preparing such Tax Return establishes that conformity with past practice involves a significant risk of the imposition of a penalty. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the Party responsible under this Agreement for its preparation; provided, however, that the "Included Party" shall have the right to review and comment on such Tax Return prior to the filing thereof in the following manner:

     The Preparing Party shall submit any part of such Tax Return relating to the Included Party (or any of its Subsidiaries) to the Included Party at least 14 days prior to the date on which such Tax Return is due (including extensions). The Included Party shall submit its comments to the Preparing Party within 7 days of receipt of the relevant portions of such Tax Return. The Preparing Party shall alter such Tax Return to reflect the reasonable comments of the Included Party unless the Preparing Party reasonably believes that such alteration would have an adverse impact upon the Preparing Party.

     (c) Unless otherwise required by any Governmental Authority, the Parties hereby agree to file all Tax Returns, and to take all other actions, in a manner consistent with the position that the Distribution Date is the last day on which any member of the Quantum Group was included in the Pre-Distribution IMPCO Group. For any period that includes but does not end on the Distribution Date, to the extent permitted by law or administrative practice, the taxable year of each Quantum Group member of the Pre-Distribution IMPCO Group and any group of such members shall be treated as ending on the Distribution Date.

                                   ARTICLE III
                                PAYMENT OF TAXES

SECTION 3.1.  PRE-DISTRIBUTION TAXES.

     (a) The Party responsible for the filing of any Tax Return pursuant to Sections 2.1 and 2.2 shall pay to the relevant Governmental Authority all Taxes due or payable in connection therewith; PROVIDED, that if, pursuant to this
Article III, one Party is liable for any Taxes relating to a Tax Return filed by the other Party, upon request by such other Party, such non-filing Party shall pay the filing Party the amount of such Taxes within thirty
(30) days of such request.

     (b) With respect to any Consolidated Return, Combined Return, Non-Combined Return or Franchise Tax Return for a taxable period ending before May 1, 2001 that is not filed prior to the Distribution Date, IMPCO shall be liable for all Taxes payable with such Tax Return and shall be entitled to any refund or credit for an overpayment of Taxes shown on such Tax Return. Except as otherwise provided in Section 3.2 hereof, with respect to any Consolidated Return, Combined return, Non-Combined Return or Franchise Tax Return for a taxable period beginning on or after May 1, 2001, IMPCO shall be liable for all Taxes payable with such Tax Return that are attributable to the portion of such taxable period up to and including the Distribution Date and that exceed the amount of Taxes paid in respect of such taxable period (as estimated Taxes or otherwise) on or prior to the Distribution Date and (ii) shall be entitled to any refund or credit of Taxes to the extent Taxes paid in respect of such taxable period (as estimated Taxes or otherwise) on or prior to the Distribution Date exceed the amount of Taxes attributable to the portion of the period up to and including the Distribution Date. The determination of the amount of Taxes attributable to the portion of such taxable period up to and including the Distribution Date shall be done on the basis of a closing of the books of IMPCO as of the Distribution Date, except that Tax Items calculated on an annual basis shall be apportioned based on the percentage of the actual period to which such taxes relate that precedes the Distribution Date.

     (c) In the event of any Final Determination adjusting the amount of any Taxes that are the subject of a Consolidated Return, Combined Return, Non-Combined Return or Franchise Tax Return, Quantum shall be liable for its share of any increases in Taxes and shall be entitled to its share of any refunds or credits of Taxes, and IMPCO shall be liable for all other increases in Taxes and shall be entitled to all other refunds or credits of Taxes, all in accordance with the principles of Sections 3.1(a) and (b) above.

     (c) IMPCO shall be liable for all Other Taxes that are attributable to the IMPCO Business and Quantum shall be liable for all Other Taxes that are attributable to the Quantum Business.

     (e) In the case of any Consolidated Return, Combined Return, Non-Combined Return or Franchise Tax Return with respect to which IMPCO has responsibility for any Taxes or is entitled to any refunds or credits of Taxes pursuant to this
Section 3.1, IMPCO shall have the right to prepare an amended Tax Return. Quantum shall be required to sign and file any such amended Tax Return, as necessary. IMPCO shall be entitled to any refunds or credits of Taxes relating to any such amended Tax Return.

     (f) The entity responsible for the filing of any Foreign Tax Return pursuant to Section 2.1(c) shall pay to the relevant Governmental Authority all Taxes due or payable (or receive all refunds) in connection therewith; PROVIDED, HOWEVER, that each of the Parties shall be liable for all Foreign Taxes (or be entitled to receive all refunds) for all taxable periods beginning prior to the Distribution Date, including audit adjustments thereto, relating to such Party's business. To the extent any Foreign Tax Return includes Taxes relating to a business other than the Preparing Party's business, the Included Party shall prepare and deliver to the

Preparing Party, at least 30 days prior to the due date (including extensions) of such Foreign Tax Return, a true and correct accounting of all relevant Tax Items and corresponding Taxes relating to the Included Party's business for the taxable period ("Separate Business Foreign Taxes") and shall pay the Preparing Party the amount of any such Separate Business Foreign Taxes at that time. Separate Business Foreign Taxes shall be calculated as if the Included Party's business were a separate taxpayer for the relevant taxable period. All such calculations shall be based upon the business's actual Tax attributes for the relevant taxable period, including the use of the business's Tax attributes (such as losses or credits) from prior periods that are not otherwise utilized and that are carried over to the relevant taxable period under local law.

            (i) If the total liability for Taxes reported as due and payable on the relevant Foreign Tax Return exceeds or is less than the total of the Separate Business Foreign Taxes for all businesses included in such Foreign Tax Return, then the cost or benefit of any net difference shall be allocated to each business in proportion to the amount of taxable income generated by such business.

            (ii)   Notwithstanding any statement to the contrary in this
Section 3.1(f), the Separate Business Foreign Taxes of any entity shall not exceed the total liability for Taxes reported as due and payable on the relevant Foreign Tax Return.

            (iii) In the event of any Final Determination upholding an audit adjustment to the amount of Foreign Taxes reported as due and payable on the relevant Foreign Tax Return, Separate Business Foreign Taxes shall be recalculated to incorporate any such adjustment.

SECTION 3.2.  POST-DISTRIBUTION TAXES.

     Unless otherwise provided in this Agreement (except with respect to Section 3.1, which shall be subject to this Section 3.2 to the extent inconsistent herewith):

     (a) IMPCO shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes:

            (i) with respect to a Consolidated Return, Combined Return, Non-Combined Return or Franchise Tax Return for a taxable period that begins prior to the Distribution Date and includes but does not end on the Distribution Date to the extent such Taxes or refunds are attributable to (y) the portion of such period after the Distribution Date and (z) the IMPCO Group or any member thereof; and

            (ii) with respect to periods beginning on or after the Distribution Date that are attributable to the IMPCO Group or any member thereof.

     (b) Quantum shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes:

            (i) with respect to a taxable period that begins prior to the Distribution Date, and includes but does not end on the Distribution Date, to the extent such Taxes or refunds are attributable to (y) the portion of such period after the Distribution Date and
(z) the Quantum Group or any member thereof; and

              (ii) with respect to periods beginning on or after the Distribution Date that are attributable to the Quantum Group or any member thereof; including any such Taxes relating to a Combined Return described in
Section 2.2(a) hereof.

SECTION 3.3.  RESTRUCTURING AND DISTRIBUTION TAXES.

     (a) Notwithstanding any statement to the contrary in this Agreement, and except as otherwise provided in the Distribution Agreement, to the extent that any Taxes are found to arise out of the Restructuring, then any such Tax liability incurred by the Parties (or any of their Subsidiaries) shall be the responsibility of Quantum, regardless of the Party primarily liable for such Taxes under the applicable Tax laws, provided that any liability for Taxes arising in connection with the application of Section 357(c) of the Code shall be the responsibility of IMPCO.

     (b) Notwithstanding any statement herein to the contrary, any Taxes relating to or arising out of the Distribution shall be governed by Section 2.11 of the Distribution Agreement; PROVIDED, HOWEVER, that the provisions of Article V of this Agreement shall control to the extent inconsistent with the provisions of the Distribution Agreement.

SECTION 3.4.  INDEMNIFICATION.

     (a)    Indemnification by IMPCO. IMPCO shall indemnify, defend and hold
            ------------------------
harmless Quantum (and its affiliates) from and against any and all Tax liabilities allocated to IMPCO by this Agreement, the Employee Benefit Matters Agreement or the Distribution Agreement.

     (b)    Indemnification by Quantum. Quantum shall indemnify, defend and hold
            --------------------------
harmless IMPCO (and its affiliates) from and against any and all Tax liabilities allocated to Quantum by this Agreement, the Employee Benefit Matters Agreement or the Distribution Agreement.

     (c)    Indemnity Payments.
            ------------------

            (i) To the extent that one Party (the "Indemnifying Party") owes money to another Party (the "Indemnitee") pursuant to this Section 3.4, the Party (the "Notifying Party") having knowledge of such obligation shall notify the other Party and shall provide such other Party with its calculations of such obligation (as specified in Articles I and III hereof). The other Party, within 14 days after receiving the Notifying Party's calculations, shall submit to the Notifying Party such other Party's calculations of the amount required to be paid pursuant to this Section 3.4, showing such calculations in sufficient detail so as to permit the Notifying Party to understand the calculations. The Indemnifying Party shall pay the Indemnitee, no later than the later of 5 days prior to the due date (including extensions) of the relevant Tax Returns and 14 days after the Notifying Party receives the other Party's calculations, the amount for which the Indemnifying Party is required to pay or indemnify the Indemnitee under this Section 3.4. The

Indemnifying Party shall have the right to disagree with the Indemnitee's calculations. Any dispute regarding such calculations shall be resolved in accordance with Section 6.4 of this Agreement.

             (ii) All indemnity payments shall be calculated on a pre-Tax basis and, unless otherwise required by law, shall be treated as contributions to capital and/or dividends immediately prior to the Distribution.

                                   ARTICLE IV
                                 TAX ATTRIBUTES

SECTION 4.1. CARRYBACKS.

     In the event of the realization of any deduction, loss or credit by a Party for any taxable period beginning on or after the Distribution Date, the Party realizing such deduction, loss or credit may, in its sole discretion, and to the extent permitted under applicable Tax law, elect to either carry back or carry forward such deduction, loss or credit. Any refund attributable to such carryback shall be allocable to such Party. In the event both Parties elect to carry back an amount to the same taxable period beginning prior to the Distribution Date, any refund shall be apportioned between the Parties based on the relative carryback amounts.

SECTION 4.2. COMPETENT AUTHORITY RELIEF.

     If as a result of any audit of a taxable period beginning prior to the Distribution Date, a Party (or a Subsidiary thereof) is required to adjust its income, deductions, credits or allowances under Section 482 of the Code or under similar principles in a foreign jurisdiction, and the payment of additional Taxes in accordance with such a determination allows the other Party (or Subsidiary) to obtain competent authority relief as a result thereof, then the Party eligible to obtain such relief shall (a) execute or cause to be executed any powers of attorney or other documents necessary to enable the other Party to pursue such relief at its own expense; and (b) cooperate with the other Party and the competent authorities in seeking such relief.

SECTION 4.3. EARNINGS AND PROFITS.

     The Parties agree to allocate the Pre-Distribution IMPCO Group's "earnings and profits" (as determined for federal income tax purposes), if any, between the between the IMPCO Group and the Quantum Group based upon the relative closing prices for IMPCO common stock and Quantum common stock on the NASDAQ National Market on the Distribution Date.

SECTION 4.4. RESEARCH CREDITS.

     For purposes of determining each Party's Research Credits for taxable periods ending after the Distribution Date with respect to Qualified Research Expenses and Basic Research Payments incurred or made by them after the Distribution Date and pursuant to Section 41(f)(3) of the Code, the Parties agree to treat the Distribution as the acquisition by Quantum of a major portion of a trade or business of IMPCO and the disposition of such portion by IMPCO with respect to the transfer of the Quantum Business and the Quantum Assets (the "Transferred Business") from IMPCO to Quantum in connection with the Distribution. In connection therewith and in accordance with Section 41(f)(3) of the Code: (a) Quantum shall increase its Qualified Research Expenses and Gross Receipts for periods prior to the Distribution Date by so much of the Qualified Research Expenses and Gross Receipts of IMPCO that are attributable to the Transferred Business for such periods, as reasonably determined by IMPCO, (b) IMPCO shall decrease its Qualified Research Expenses and Gross Receipts for periods prior to the Distribution Date by the amounts of IMPCO's Qualified Research Expenses and Gross Receipts described in clause (a), and (c) IMPCO shall provide Quantum with the information necessary for Quantum to comply with
Section 41(f)(3)(A) of the Code. Notwithstanding anything herein to the contrary, the IMPCO Group shall retain all of its Research Credit carryovers from all periods prior to the Distribution Date and no portion of such Research Credit carryovers shall be allocated or attributed to the Quantum Group.

                                    ARTICLE V
                           COMPENSATORY STOCK OPTIONS

SECTION 5.1. IMPCO DEDUCTIONS.

     Notwithstanding anything herein or in an Ancillary Agreement to the contrary:

     (a) All compensation deductions attributable to the amounts included in the gross income of an IMPCO Optionee whether such amounts of gross income are attributable to the exercise of an IMPCO Option or a Quantum Option shall be allocated to and claimed by the IMPCO Group and the Quantum Group shall not report such deductions on its Income Tax Returns.

     (b) All compensation deductions attributable to the amounts included in the gross income of a Quantum Optionee as a result of the exercise of a Quantum Option or IMPCO Option after the Distribution Date shall be allocated to and claimed by the Quantum Group and the IMPCO Group shall not report such deductions on its Income Tax Returns.

SECTION 5.2. WITHHOLDING AND INFORMATION REPORTING.

     (a) Notwithstanding anything herein or in an Ancillary Agreement to the contrary, (i) IMPCO shall be responsible for any payroll Taxes, withholding Taxes and information reporting arising out of the exercise of an IMPCO Option or a Quantum Option by an IMPCO Optionee, and (ii) Quantum shall be responsible for any payroll Taxes, withholding Taxes and information reporting arising out of the exercise of an IMPCO Option or a Quantum Option by a Quantum Optionee.

     (b) With respect to any Quantum Option held by an IMPCO Optionee, and with respect to any IMPCO Option held by a Quantum Optionee, (each, a "Crossover Option"), such entity as mutually designated by IMPCO and Quantum shall act as the recordkeeper for the Crossover Options. If the exercise of Crossover Options is made pursuant to a broker-assisted cashless exercise through the recordkeeper in accordance with the regulations of the Federal Reserve Board, then immediately after such exercise, the recordkeeper shall sell the number of shares necessary to remit the following payments (which may be all the shares): (i) to the issuer of the option, the exercise price; and (ii) to the employer of the option holder, the employee's share of income and payroll taxes. The recordkeeper shall thereafter remit to the option holder (i) the balance of the proceeds from the sale of all shares or
(ii) the remaining whole shares and cash for any fractional shares, as applicable.

SECTION 5.3. COOPERATION.

     IMPCO and Quantum agree to act (or to take such action) with respect to such compensation deductions, and with respect to fulfilling the payroll Tax, withholding Tax and information reporting obligations, consistent with Sections
5.1 through 5.2 above, as are reasonably necessary or appropriate to achieve, maintain and/or preserve such tax results.

                                   ARTICLE VI
                   TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

SECTION 6.1. TAX AUDITS AND CONTROVERSIES.

     In the case of any audit, examination or other proceeding ("Proceeding") brought against a Party (or a Subsidiary thereof) with respect to Taxes for which the other Party is or may be liable pursuant to this Agreement, the Party subject to such Proceeding shall promptly inform such other Party and shall execute or cause to be executed any powers of attorney or other documents necessary to enable the other Party to take all actions desired with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which the other Party is liable pursuant to this Agreement. Each Party shall have the right to control, at its own expense, the portion of any such Proceeding that relates to Taxes for which such Party is or may be liable pursuant to this Agreement; PROVIDED, HOWEVER, that such Party shall consult with the other Party with respect to any issue that may affect the other Party (or such Subsidiary). The Party in control of such Proceeding or any part thereof shall not enter into any final settlement or closing agreement that may adversely affect the other Party (or such Subsidiary) without the consent of such other Party, which consent may not unreasonably be withheld. Where consent to any final settlement or closing agreement is withheld, the Party withholding consent shall continue or initiate further proceedings, at its own expense, and the liability of the Party in control of such Proceeding shall not exceed the liability that would have resulted from the proposed closing agreement or final settlement (including interest, additions to Tax and penalties which have accrued at that time).

SECTION 6.2. COOPERATION.

     IMPCO and Quantum shall cooperate with each other and any Governmental Authority regarding all Tax matters, including, but not limited to, the filing of any Tax Returns or claims for refund and the conduct of any audit or other proceeding, and each shall execute and deliver such powers of attorney and other documents and make available such information, personnel and documents as are necessary to carry out the intent of this Agreement. To the extent such cooperation involves the services of officers, directors, employees, or agents of a Party, such services shall be made available in accordance with the principles set forth in
Section 2.10 of the Distribution Agreement. Each Party agrees to notify the other Party of any audit adjustment that does not result in Tax liability but can reasonably be expected to affect Tax Returns of the other Party or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, if a Party (the "Nonperforming Party") fails to give its full cooperation and use its best efforts in the conduct of an audit or other proceeding as provided by this
Section 6.2, and such failure results in the imposition of additional Taxes for the period or periods involved in the audit or other proceeding, the Nonperforming Party shall be liable in full for such additional Taxes.

SECTION 6.3. RETENTION OF RECORDS; ACCESS.

     Beginning on the Distribution Date, IMPCO and Quantum shall, and shall cause each of their Controlled Entities to:

     (a) retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any member of the Pre-Distribution IMPCO Group or any combination of such members and for any audits and litigation relating to such Tax Returns or to any Taxes payable by any member of the Pre-Distribution IMPCO Group or any combination of such members; and

     (b) give to the other Party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel and premises for the purpose of the review or audit of such reports or returns to the extent relevant to an obligation or liability of a Party under this Agreement and in accordance with the provisions of Article IV of the Distribution Agreement.

The obligations set forth in Sections 6.3(a) and 6.3(b) hereof shall continue until the final conclusion of any audit or litigation to which the records and information relate or until expiration of all applicable statutes of limitations, whichever is longer.

SECTION 6.4. DISPUTE RESOLUTION.

     Any dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, shall be resolved in the manner set forth in Article VI of the Distribution Agreement.

SECTION 6.5. CONFIDENTIALITY; OWNERSHIP OF INFORMATION; PRIVILEGED INFORMATION.

     The provisions of Article VI of the Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and between the Parties in carrying out the intent of this Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS

SECTION 7.1. COMPLETE AGREEMENT; CONSTRUCTION.

     This Agreement, including the Exhibits and Schedules, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

SECTION 7.2. COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

SECTION 7.3. SURVIVAL OF AGREEMENTS.

     Except as otherwise provided by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

SECTION 7.4. EXPENSES.

     Except as otherwise set forth in this Agreement, all costs and expenses in connection with the preparation, execution, delivery and required implementation of this Agreement shall be charged to and paid by the Parties in accordance with
Section 8.5 of the Distribution Agreement.

SECTION 7.5. NOTICES.

     All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

           (i)  if to IMPCO, to:

                IMPCO Technologies, Inc.
                16804 Gridley Place
                Cerritos, CA 90703
                Telecopy: (562) 924-8069
                Attn: Chief Financial Officer

                  (ii)     if to Quantum, to:

                           Quantum Fuel Systems Technologies Worldwide, Inc. 17872 Cartwright Road
                           Irvine, CA 92614
                           Telecopy: (949) 474-3086
                           Attn:  Chief Executive Officer

SECTION 7.6.  WAIVERS.

     The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

SECTION 7.7.  AMENDMENTS.

     Subject to the terms of Section 7.9 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties hereto.

SECTION 7.8.  ASSIGNMENT.

     This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

SECTION 7.9.  SUCCESSORS AND ASSIGNS.

     The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 7.10. TERMINATION.

     This Agreement may be terminated at any time prior to the Effective Date by and in the sole discretion of IMPCO as provided in Section 8.11 of the Distribution Agreement. In the event of such termination, neither Party shall have any liability of any kind to the Party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties hereto.

SECTION 7.11. CONTROLLED ENTITIES.

     Each of the Parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Controlled Entity of such Party or by any entity that is contemplated to be a Controlled Entity of such Party on and after the Distribution Date.

SECTION 7.12. THIRD PARTY BENEFICIARIES.

     This Agreement is solely for the benefit of the Parties hereto and their respective Subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 7.13. TITLE AND HEADINGS.

     Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 7.14. EXHIBITS AND SCHEDULES.

The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

SECTION 7.15. GOVERNING LAW.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF CALIFORNIA.

SECTION 7.16. CONSENT TO JURISDICTION.

Without limiting the provisions of Section 6.4 hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Superior Court of the State of California, Los Angeles County, and (b) the United States District Court for the Central District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Central District of California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of California, Los Angeles County. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this
Section 7.16. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) Superior Court of the State of California, Los Angeles County, or (ii) the United States District Court for the Central District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 7.17.  SEVERABILITY.

         In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                         IMPCO TECHNOLOGIES, INC.,
                                         a Delaware Corporation

                                         By:____________________________________
                                         Name:__________________________________
                                         Title:_________________________________




                                         QUANTUM FUEL SYSTEMS
                                         TECHNOLOGIES WORLDWIDE, INC.,
                                         a Delaware Corporation

                                         By:____________________________________
                                         Name:__________________________________
                                         Title:_________________________________